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                                                                    Exhibit 99.4

August 27, 1999

The New York Daily News
450 West 33rd Street, 3rd Floor
New York, New York 10001


Dear Sir or Madam:

This letter confirms my consent to serve as a member of the Board of Directors of Ventiv Health, Inc.


Confirmed:


/s/  Fred Drasner
------------------------
Fred Drasner